EXHIBIT 16.2

September 25, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated September 25, 2007, of All American Pet Company, Inc. and are in agreement with the statements contained in the second, third and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Boca Raton, FL